BAY AREA PORTFOLIO
INDIGO

DENVER PORTFOLIO
THE FREMONT

BOSTON PORTFOLIO
ONE CANAL

LOS ANGELES PORTFOLIO
PALAZZO WEST

AIR COMMUNITIES

One Ardmore Place

PHILADELPHIA PORTFOLIO
ONE ARDMORE

SAN DIEGO PORTFOLIO
BROADWAY LOFTS

MIAMI PORTFOLIO
BAY PARC

GREATER WASHINGTON D.C. PORTFOLIO
AVERY ROW

FOURTH QUARTER 2020

EARNINGS RELEASE AND SUPPLEMENTAL INFORMATION

Page
2	Earnings Release

13	Consolidated Statements of Operations

16	Consolidated Balance Sheets

17	Schedule 1 – Funds From Operations Reconciliation

19	Schedule 2 – Funds From Operations Information

23	Schedule 3 – Property Net Operating Income

24	Schedule 4 – Apartment Home Summary

25	Schedule 5 – Capitalization and Financial Metrics

27	Schedule 6 – Same Store Operating Results

31	Schedule 7 – Portfolio Data by Market

32	Schedule 8 – Apartment Community Disposition and Acquisition Activity

33	Schedule 9 – Apartment Community Capital Additions Information

34	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

AIR Reports Fourth Quarter 2020 Results

Denver, Colorado, February 10, 2021 – Apartment Income REIT Corp (“AIR”) (NYSE: AIRC) announced today fourth quarter results for 2020.

Chief Executive Officer Terry Considine comments: “2020 was transformative due to the separation of AIR from Aimco. By doing so, we were able to unlock $1 billion of shareholder value. I am grateful to my colleagues on the board for their leadership, to my teammates for their hard work, and to the many shareholders who offered their advice and encouragement. Thank you all!”

“AIR provides investors with a simple and transparent way to invest in the multi-family sector with public market liquidity, the safety of a diversified portfolio of apartment communities with low financial leverage, best-in-class operations, and sector low management costs.”

“We begin 2021 with great optimism that the worst of COVID is behind us and with the expectation that our schools and businesses will soon reopen.”

Chief Financial Officer Paul Beldin adds: “Same Store revenue was down in the fourth quarter by 7.4%. In our stable, mostly suburban submarkets, which include approximately 60% of our Same Store apartment homes, revenue declined by 2.5%. Our dense urban submarkets, including the City of Los Angeles together with our communities on the San Francisco Peninsula and in Philadelphia, fared worse with Same Store revenue down by 12.6%.”

“Fourth Quarter financial results are a lagging indicator; our leading indicators point to a building recovery.  Net rental income increased each month from September through January, and average daily occupancy increased from a low of 93.3% in August to 95.4% in January.”

“In 2021, we expect Same Store revenue growth between (3.00%) and (0.20%), and Same Store expense growth between 3.75% and 2.75%, resulting in Same Store NOI growth between (5.60%) and (1.40%). We also expect 2021 AIR FFO per share to be between $1.91 and $2.05. Our guidance should be viewed as our current best estimates for the ranges for expected outcomes. We ask that you consider these ranges carefully and avoid over reliance on the mid-point of these ranges.”

Financial Results: Fourth Quarter Pro Forma FFO Per Share

For financial reporting purposes, GAAP requires that Aimco be treated as the predecessor to AIR. As a result, unless otherwise stated, financial results prior to the December 15, 2020, separation include the combined results of AIR and Aimco. The financial results of Aimco before the separation are presented as discontinued operations.

AIR Pro Forma Funds From Operations presented in the following table exclude the financial results of Aimco before the separation.

	FOURTH QUARTER	FULL YEAR
(all items per common share - diluted)	2020	2020
Net loss	$(0.96)	$(0.85)
Nareit Funds From Operations (FFO)	$(0.45)	$1.58
Adjustment to weight reverse stock split*	$0.07	$(0.28)
Nareit FFO attributable to Aimco and sold properties**	$(0.16)	$(0.69)
Pro forma adjustments, net***	$0.92	$1.12
AIR Pro forma Funds From Operations (Pro forma FFO)	$0.38	$1.73

* Reflects an adjustment to eliminate the per share impact of the GAAP treatment to restate our weighted-average shares outstanding as if the reverse stock split occurred at the beginning of the period presented. See Supplemental Schedule 2 for the reconciliation of weighted-average shares outstanding used for Nareit FFO and Proforma FFO.

** Reflects an adjustment to exclude the financial results of Aimco, prior to the separation, which are included in Nareit FFO.

*** Primarily separation costs, the non-cash tax effect of making a REIT election at a taxable subsidiary, debt prepayment penalties, and restructuring costs. See Supplemental Schedule 1 for a detailed list of pro forma adjustments to FFO.

COVID-19 Response Update

Our top priority is the health and safety of our residents and teammates. Accordingly, we maintain enhanced cleaning procedures as well as physical distancing and remote working guidelines at our communities and corporate offices. Additionally, seeing residents as individuals, each impacted differently by the pandemic and lockdown, our teammates have undertaken to speak to every resident in need, to listen, and to help each to solve his or her problems. We also seek to assist the broader communities where our residents and employees live and work.

We estimate that, in addition to decreased occupancy and lower rental rates, we incurred incremental costs of $7.2 million in the fourth quarter, and $24.6 million year-to-date. The table below provides additional detail for AIR, excluding impacts attributable to our discontinued operations.

	FOURTH QUARTER		FULL YEAR
	2020		2020
FFO Impacts ($ in millions, except per share data)	$	$/sh	$	$/sh
Incremental Bad Debt Expense	$5.3	$0.05	$10.6	$0.08
Lower Commercial Revenue	1.4	0.01	3.8	0.03
Lower Other Income, due to local restriction on charging late fees	0.1	—	0.9	0.01
Other COVID-related amounts	0.4	—	1.0	0.01
Property Level Impact	$7.2	$0.06	$16.3	$0.13
Net Incremental Interest Expense	—	—	5.4	0.05
Write-off of Commercial Straight-line Rent Receivables	—	—	2.9	0.02
FFO Impact	$7.2	$0.06	$24.6	$0.20

Rent Collection Update

Residential Rent Collection – We measure residential rent collection as the amount of payments received as a percentage of all residential amounts owed. Through December 31st, we have collected 98.3% of all amounts owed relating to the first nine months of 2020.

In the fourth quarter, we recognized 98.0% of all residential revenue billed during the quarter, treating the balance of 2.0% as bad debt. Of the 98.0% of residential revenue recognized, as of year-end, we had collected in cash all but 100 basis points. During the fourth quarter, we wrote off both the 2% mentioned above and an additional $2.3 million of receivables associated with our residents who have not paid rent since June. More than half of these residents reside in the City of Los Angeles, where financially capable residents can live rent free by abusing emergency measures intended to help those in need because of the pandemic.

For the year, we recognized 98.2% of all residential revenue, treating the balance of 1.8% as bad debt. At December 31st, the amount of uncollected and unreserved residential accounts receivable, not offset by tenant security deposits totaled $1.3 million. Most of the balance is expected to be collected during the first quarter of 2021.

Looking forward, we expect monthly bad debt expense to decline, but the timing and pace will depend on unwinding the emergency ordinances that currently allow residents to live rent free, so that we are again able to collect rent or to re-rent these apartments to new residents who pay the rent that is owed.

AIR Operating Results: Fourth Quarter Same Store NOI Down 12.5%; Full Year NOI Down 4.0%

The table below includes the operating results of the 91 properties of AIR that meet our Same Store definition. Properties retained in the separation by Aimco are excluded.

The Same Store portfolio together with our properties leased to Aimco for their development or redevelopment represents essentially all of our owned properties.

	FOURTH QUARTER					FULL YEAR
	Year-over-Year			Sequential		Year-over-Year
($ in millions)	2020	2019	Variance	3rd Qtr.	Variance	2020	2019	Variance
Revenue, before utility reimbursements	$149.1	$161.0	(7.4%)	$152.0	(1.9%)	$619.2	$634.7	(2.4%)
Expenses, net of utility reimbursements	44.1	41.0	7.6%	44.6	(1.0%)	173.6	170.8	1.6%
Net operating income (NOI)	$105.0	$120.0	(12.5%)	$107.4	(2.2%)	$445.6	$463.9	(4.0%)

Components of Same Store Revenue Growth – Same Store revenue growth was impacted by lower residential rental rates, lower average daily occupancy, increased bad debt expense, waived late fees, and reduced commercial rents. The table below summarizes the change in the components of our Same Store revenue growth.

	FOURTH QUARTER		FULL YEAR
Same Store Revenue Components	Year-over-Year	Sequential	Year-over-Year
Residential Rents	(1.4%)	(1.3%)	1.0%
Average Daily Occupancy	(2.8%)	0.9%	(1.5%)
Residential Net Rental Income	(4.2%)	(0.4%)	(0.5%)
Bad Debt	(2.6%)	(1.3%)	(1.3%)
Late Fees and Other	0.2%	(0.4%)	0.1%
Residential Revenue	(6.6%)	(2.1%)	(1.7%)
Commercial Revenue	(0.8%)	0.2%	(0.7%)
Same Store Revenue Growth	(7.4%)	(1.9%)	(2.4%)

Same Store Rental Rates – We measure changes in rental rates by comparing, on a lease-by-lease basis, the effective rate on a newly executed lease to the effective rate on the expiring lease for that same apartment. A newly executed lease is classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal. The table below details changes in new and renewal lease rates, as well as the weighted-average (blended) lease rates for leases executed in the respective period.

	FOURTH QUARTER			FULL YEAR			2020			2021
	2020	2019	Variance	2020	2019	Variance	October	November	December	January
Renewal rent changes	1.4%	5.1%	(3.7%)	3.8%	5.1%	(1.3%)	1.5%	1.2%	1.3%	1.5%
New lease rent changes	(10.9%)	0.6%	(11.5%)	(6.2%)	1.9%	(8.1%)	(10.8%)	(11.2%)	(11.0%)	(8.4%)
Weighted-average rent changes	(8.5%)	2.4%	(10.9%)	(1.8%)	3.4%	(5.2%)	(7.6%)	(9.2%)	(9.5%)	(6.6%)
Average Daily Occupancy	94.4%	97.2%	(2.8%)	95.2%	96.7%	(1.5%)	93.7%	94.3%	95.1%	95.4%

During the fourth quarter of 2020, approximately 80% of our lease activity were New Leases.

Same Store Markets – Our portfolio is diversified by price point and geography, and with a mix of urban and suburban submarkets. While fourth quarter results varied based on population density, overall results showed a consistent strengthening of the business throughout the fourth quarter that continued into January.

Suburban properties include 15,226 units, or 60% of our Same Store portfolio. These communities finished December with an ADO of 97.2%, with increases in occupancy for each month since June.

Urban properties total 9,975 units, the 40% balance of our Same Store portfolio. These communities finished December with an ADO of 91.7%, with increases in occupancy for each month since August, including 120 basis points of occupancy growth from November to December, and an additional 80 basis points in January. This reflects a leasing pace that was 37% ahead of fourth quarter 2019.

In the fourth quarter, New Lease rates were roughly stable, in line with September’s results. This is encouraging, as rates generally erode seasonally in the fourth quarter. In January, we are seeing continued recovery. As compared to December, January leasing velocity improved 30%; occupancy increased 30 basis points; and new lease rent growth improved by 260 basis points.

The following chart details changes in average daily occupancy and signed new lease rents:

Average Daily Occupancy & Signed New Lease Rent Changes
95.5%
95.0%
94.5%
94.0%
93.5%
93.0%
92.5%
92.0%
0.0%
(2.0%)
(4.0%)
(6.0%)
(8.0%)
(10.0%)
(12.0%)
(14.0%)
93.3%
93.7%
94.3%
95.1%
95.4%
-12.3%
-12.0%
-10.7%
-10.1%
-7.5%
Sep 2020
Oct 2020
Nov 2020
Dec 2020
Jan 2021
Average Daily Occupancy
Signed New Lease Rent Changes

Portfolio Management

Our portfolio of apartment communities is diversified across “A,” “B,” and “C+” price points, averaging “B/B+” in quality, and is also diversified across several of the largest markets in the United States. The table below relates to the AIR portfolio and includes the properties leased to Aimco after year-end for their development or redevelopment and excludes the properties retained by Aimco in the separation from AIR.

	FOURTH QUARTER
	2020	2019	Variance
Apartment Communities	99	99	—
Apartment Homes	26,592	26,592	—
Average Revenue per Apartment Home	$2,231	$2,364	(6%)
Percentage A (4Q 2020 Average Revenue per Apartment Home $2,819)	57%	55%	2%
Percentage B (4Q 2020 Average Revenue per Apartment Home $1,971)	26%	29%	(3%)
Percentage C+ (4Q 2020 Average Revenue per Apartment Home $1,761)	17%	16%	1%
NOI Margin	70%	74%	(4%)
Free Cash Flow Margin	70%	74%	(4%)

Fourth Quarter Portfolio – For our entire portfolio, average monthly revenue per apartment home was $2,231 for fourth quarter 2020, a 6% decrease compared to fourth quarter 2019.

Acquisitions – We had no acquisitions in the fourth quarter.

Dispositions – We had no dispositions in the fourth quarter.

Joint Venture Transaction – As previously announced, in September, we formed a joint venture with a passive institutional investor to own a portfolio of 12 multi-family communities with 4,051 apartment homes located in California.

The properties were valued at $2.40 billion, or approximately $592,000 per unit, equivalent to an implied NOI cap rate of approximately 4.2%. The valuation is equal to 97% of our pre-COVID-19 valuation of the properties and confirms our previously published NAV. The joint venture has existing property debt of $1.22 billion and an implied equity value of $1.18 billion. In exchange for a 39% interest subject to $475 million of property debt, we received $461 million. We retain ownership of 61% of the joint venture and control and will operate the properties in exchange for property and asset management fees.

Balance Sheet

Leverage

We seek to increase financial returns by using leverage with appropriate caution. We limit risk through our balance sheet structure, employing low leverage, primarily non-recourse and long-dated property debt; and we build financial flexibility by maintaining ample unused and available credit; holding properties with substantial value unencumbered by property debt; maintaining an investment grade rating; and using partners’ capital when it enhances financial returns or reduces investment risk.

Our leverage includes our share of the long-term non-recourse, property debt encumbering our apartment communities, together with outstanding borrowings under our revolving credit facility, our term loan, and our preferred equity.

	AS OF DECEMBER 31, 2020
$ in Millions	Amount	% of Total	Weighted-Avg. Maturity (Yrs.)
AIR share of long-term, non-recourse property debt	$3,160	82%	8.4
Term loan	350	9%	0.3
Outstanding borrowings on revolving credit facility	266	7%	1.1
Preferred equity*	81	2%	9.9
Total Leverage	$3,857	100%	7.2
Cash, restricted cash, and investments in securitization trust assets	(158)
Notes receivable from Aimco	(534)
Net Leverage	$3,165

*AIR’s Preferred equity is perpetual in nature; however, for illustrative purposes, we have computed the weighted-average maturity of our Preferred OP Units assuming a 10-year maturity and Preferred Stock assuming it is called at the expiration of the no-call period.

We have notes receivable from Aimco with an aggregate principal amount of $534 million. The notes will mature on January 31, 2024 and are secured by a pool of properties owned by Aimco. We consider the notes a reduction of leverage as their proceeds will be used to repay current amounts outstanding.

Leverage Ratios

Our current target leverage ratios are Net Leverage to Adjusted EBITDAre < 6.0x and Adjusted EBITDAre to Adjusted Interest Expense and Preferred Dividends > 2.5x. Our calculation of Adjusted EBITDAre reflects EBITDA earned from AIR’s operations.

	Annualized Current Quarter	Trailing Twelve Months
Proportionate Debt to Adjusted EBITDAre	7.3x	7.1x
Net Leverage to Adjusted EBITDAre	7.5x	7.3x
Adjusted EBITDAre to Adjusted Interest Expense	3.9x	3.3x
Adjusted EBITDAre to Adjusted Interest Expense and Preferred Dividends	3.7x	3.1x

Our leverage to Adjusted EBITDAre ratio is higher than our September target due to the approximately $45 million reduction in pro forma property NOI, due primarily to the impacts of COVID-19 and the related governmental response, and due also to the increased leverage of approximately $440 million. Of this total, approximately $240 million is due to an increase in Aimco’s initial capitalization; $135 million is due to additional investment in properties owned by AIR; and $65 million due to our fourth quarter 2020 special cash dividend.

Under our revolving credit facility and term loan, we have agreed to maintain a fixed charge coverage ratio of 1.40x, as well as other covenants customary for similar revolving credit arrangements. For the period ended December 31, 2020, our fixed charge coverage ratio was 1.92x. We expect to remain in compliance with our covenants.

Consistent with our paired trade philosophy, we expect to repay the incremental borrowings through the sale of whole or partial interests in low-cap rate properties.

Liquidity

We use our credit facility primarily for working capital and other short-term purposes and to secure letters of credit. In connection with the separation from Aimco, we entered into the third amended and restated senior credit agreement, which lowered the maximum borrowing capacity of our revolving credit facility from $800 million to $600 million, reflecting reduced borrowing needs with the elimination of redevelopment and development opportunities. At December 31, 2020, our share of cash and restricted cash was $58 million and we had the capacity to borrow up to $311 million under our revolving credit facility, bringing total liquidity to approximately $370 million.

We also manage our financial flexibility by maintaining an investment grade rating and holding communities that are unencumbered by property debt. AIR has been rated BBB by Standard & Poor’s, one level above Aimco’s rating prior to the separation. As of December 31, 2020, we held unencumbered communities with an estimated fair market value of approximately $2.8 billion.

Equity Capital Activities

On January 25, 2021, the AIR Board of Directors declared quarterly cash dividends of $0.43 per share of AIR Common Stock. This amount is payable on February 26, 2021, to stockholders of record on February 12, 2021. The safety and simplicity of our business model, combined with the predictability of our cash flows, allows us to distribute a greater percentage of income, leading to an improved dividend payout ratio after the separation from Aimco.

2021 Outlook

The AIR strategy is simple: provide a transparent, efficient, and low risk way to invest in multi-family properties:

•

Combine a narrow focus on allocating capital only to stabilized apartment communities with best-in-class operations, and do so with costs for corporate overhead < 15 basis points of the gross asset value of our investment assets;

•	Reduce risk by low leverage, the quality of the real estate, and the diversification of the portfolio; and
•	Measure success in Pro forma FFO per share with a high quality of earnings confirmed by cash dividends.

While results in all urban markets showed a consistent strengthening of business results throughout the fourth quarter of 2020 and into January, there is still uncertainty regarding the duration of the pandemic, continued government intervention, and the timing of economic re-opening. While we are seeing signs of improvement and we expect steady quarter to quarter improvements, we also expect year-over-year NOI and FFO growth to be negative in the first quarter, with improvements throughout 2021 so that year-over-year comparisons become positive as business strengthens in the second half of the year.

In 2021, our simple strategy will focus on (1) property net income, including income from properties leased for their development or redevelopment; (2) a declining cost of leverage; and (3) a low level of offsite costs.

The following chart details the change in AIR’s Pro Forma FFO per share for 2020 to the low end of 2021 guidance:

Components of 2020 to 2021 FFO Growth

(at the low end of guidance range)

The following chart details the change in AIR’s Pro Forma FFO per share for 2020 to the high end of 2021 guidance:

Components of 2020 to 2021 FFO Growth

(at the high end of guidance range)

Our guidance should be viewed as our current best estimates for the ranges for expected outcomes. We ask that you consider these ranges carefully and avoid over reliance on their mid-points. Our guidance ranges are based on the following components:

($ Amounts represent AIR Share)	FULL YEAR 2021	FULL YEAR 2020

Net Income per share	$(0.18) to $(0.05)	$(0.85)
Pro forma FFO per share [1]	$1.91 to $2.05	$1.73

Same Store Operating Components of Nareit FFO
Revenue change compared to prior year	(3.00%) to (0.20%)	(2.4%)
Expense change compared to prior year	3.75% to 2.75%	1.6%
NOI change compared to prior year	(5.60%) to (1.40%)	(4.0%)

Offsite Costs [2]
Property management expenses	~$24M	$31M
General and administrative expenses	~$16M	$22M

Other Earnings
Lease income [3]	~$30M	N/A
Tax (expense)/benefit [4]	~($1M)	$6M

AIR Share of Capital Investments
Capital Enhancements	$45M to $55M	$27M

[1]	In the first quarter AIR anticipates Pro forma FFO between $0.45 and $0.49 per share.
[2]

Full year 2020 property management and general and administrative expenses in this table are recast to represent changes in the classification of certain expenses in order to be consistent with the 2021 presentation, however there is no impact on the total amount of offsite costs.

[3]	There were no revenues in 2020 associated with the development/redevelopment properties leased to Aimco. These leases commenced on January 1, 2021.
[4]

Full year 2020 tax (expense) benefit is presented net of approximately $89 million of Pro forma FFO adjustments related to the TRS REIT election and FFO adjustments related to income tax adjustments associated with sold properties.

Total Shareholder Return

The separation of AIR from Aimco created significant value for shareholders. Total Shareholder Return (“TSR”) based on the combined price of AIR and Aimco on December 31, 2020, outperformed coastal apartment REITs consistently in both the short and long-term.

5-Year TSR
40%
30%
20%
10%
—%
AIV/
AIRC
UDR
ESS
AVB
EQR

10-Year TSR

200%
150%
100%
50%
—%
ESS
AIV/
AIRC
UDR
AVB
EQR

3-Year TSR
20%
15%
10%
5%
—%
AIV/
AIRC
UDR
ESS
EQR
AVB

1-Year TSR
—%
(5%)
(10%)
(15%)
(20%)
(25%)
AIV/
AIRC
UDR
ESS
AVB
EQR

TSR Since Announcement [1]

35%
30%
25%
20%
15%
10%
AIV/ AIRC
UDR
ESS
EQR
AVB

[1]	Represents TSR since September 11, 2020, the last trading date prior to the September 14, 2020, announcement of the separation.

Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Thursday, February 11, 2021 at 1:00 p.m. ET	Replay available until May 11, 2021
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 0143909	Passcode: 10151372
Live webcast and replay:
investors.aircommunities.com

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release is available on AIR’s website at investors.aircommunities.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by AIR management that are measures not defined under accounting principles generally accepted in the United States (“GAAP”). Certain AIR terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About AIR

AIR is a real estate investment trust focused on the ownership and management of quality apartment communities located in the largest markets in the United States. AIR is one of the country’s largest owners and operators of apartments, with 99 communities in 12 states and the District of Columbia. AIR common shares are traded on the New York Stock Exchange under the ticker symbol AIRC, and are included in the S&P 400. For more information about AIR, please visit our website at www.aircommunities.com.

Contact

Conor Wagner

SVP, Chief Investment Officer

(303) 757-8101

investors@aircommunities.com

Forward-looking Statements

This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of 2021 results, including but not limited to: Nareit FFO, Pro forma FFO and selected components thereof; expectations regarding sales of AIR apartment communities and the use of proceeds thereof; and AIR liquidity and leverage metrics. We caution investors not to place undue reliance on any such forward-looking statements.

These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties. Risks and uncertainties that could cause actual results to differ materially from our expectations include, but are not limited to: the effects of the coronavirus pandemic on AIR’s business and on the global and U.S. economies generally, and the ongoing, dynamic and uncertain nature and duration of the pandemic, all of which heightens the impact of the other risks and factors described herein, and the impact on entities in which AIR holds a partial interest, and the impact of the lockdown on AIR’s residents, commercial tenants, and operations; real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing and effects of acquisitions and dispositions; changes in operating costs, including energy costs; negative economic conditions in our geographies of operation; loss of key personnel; AIR’s ability to maintain current or meet projected occupancy, rental rate and property operating results; expectations regarding sales of apartment communities and the use of proceeds thereof; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; financing risks, including the availability and cost of financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by AIR; Aimco’s and AIR’s relationship with each other after the business separation; the ability and willingness of Aimco and AIR and their subsidiaries to meet and/or perform their obligations under any contractual arrangements that were entered into among the parties in connection with the business separation and any of their obligations to indemnify, defend and hold the other party harmless from and against various claims, litigation and liabilities; and the ability to achieve some or all the benefits that we expect to achieve from the business separation; and such other risks and uncertainties described from time to time in filings by AIR with the Securities and Exchange Commission.

In addition, AIR’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on AIR’s ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.

Readers should carefully review AIRs financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2019 and the section entitled “Risk Factors” in Item 1A of Aimco’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and the other documents AIR files from time to time with the Securities and Exchange Commission. Readers should also carefully review the “Risk Factors” section of the registration statements relating to the business separation, that have been filed with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment as of this date, and AIR assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

The separation resulted in Aimco being presented as the predecessor for AIR’s financial statements due to the relative significance of AIR’s business as compared to Aimco before the separation. The below statement was prepared in accordance with GAAP and presents the results of operations for AIR and Aimco prior to the December 15, 2020 separation.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
REVENUES
Rental and other property revenues [1]	$173,746	$191,831	$719,556	$770,602

OPERATING EXPENSES
Property operating expenses [1]	64,011	65,959	249,036	261,241
Depreciation and amortization	81,284	78,135	320,943	317,283
General and administrative expenses	12,502	11,696	40,424	43,619
Investment management expenses	829	1,677	5,953	5,996
Provision for real estate impairment loss	47,281	—	47,281	—
Other expenses, net [2]	50,691	4,197	73,860	16,737
Total operating expenses	256,598	161,664	737,497	644,876
Interest income	3,590	2,418	12,374	9,300
Interest expense [3]	(34,704)	(40,965)	(160,359)	(150,888)
Gain on dispositions of real estate	71,889	146,281	119,215	503,168
Mezzanine investment income, net	7,023	1,531	27,576	1,531
(Loss) income from continuing operations before income tax expense and discontinued operations	(35,054)	139,432	(19,135)	488,837
Income tax expense	(97,115)	(754)	(95,437)	(305)
(Loss) income from continuing operations	(132,169)	138,678	(114,572)	488,532
Income from discontinued operations, net of tax [4]	1,459	4,088	11,228	19,495
Net (loss) income	(130,710)	142,766	(103,344)	508,027
Noncontrolling interests:
Net loss (income) attributable to noncontrolling interests in consolidated real estate partnerships	645	(84)	798	(187)
Net income attributable to preferred noncontrolling interests in AIR OP	(1,604)	(1,908)	(7,019)	(7,708)
Net loss (income) attributable to common noncontrolling interests in AIR OP	6,572	(7,262)	5,438	(26,049)
Net income (loss) attributable to noncontrolling interests	5,613	(9,254)	(783)	(33,944)
Net (loss) income from operations attributable to AIR	(125,097)	133,512	(104,127)	474,083
Net income attributable to AIR preferred stockholders	—	—	—	(7,335)
Net income attributable to participating securities	(77)	(173)	(202)	(604)
Net (loss) income attributable to AIR common stockholders	$(125,174)	$133,339	$(104,329)	$466,144

Earnings per common share – basic
(Loss) income from continuing operations attributable to AIR per common share	$(0.97)	$1.08	$(0.94)	$3.75
Income from discontinued operations attributable to AIR per common share	0.01	0.03	0.09	0.16
Net (loss) income attributable to AIR per common share – basic	$(0.96)	$1.11	$(0.85)	$3.91

Earnings per common share – diluted
(Loss) income from continuing operations attributable to AIR per common share	$(0.97)	$1.08	$(0.94)	$3.74
Income from discontinued operations attributable to AIR per common share	0.01	0.03	0.09	0.16
Net (loss) income attributable to AIR per common share – diluted	$(0.96)	$1.11	$(0.85)	$3.90

Weighted-average common shares outstanding – basic [5]	129,911	119,890	122,446	119,307
Weighted-average common shares outstanding – diluted [5]	129,911	120,141	122,446	119,533

Please see the following page for footnote descriptions.

Consolidated Statements of Operations (continued)           (Page 2 of 2)

[1]

Prior to the separation, Aimco sold two apartment communities in 2020 and twelve apartment communities in 2019. Rental and other property revenues for the three months and year ended December 31, 2020 is inclusive of $0.7 million and $8.8 million, respectively, of revenues related to Aimco’s sold properties. Rental and other property revenues for the three months and year ended December 31, 2019 is inclusive of $7.8 million and $40.4 million, respectively, of revenues related to Aimco’s sold properties. Property operating expenses for the three months and year ended December 31, 2020 is inclusive of $0.3 million and $2.7 million, respectively, of expenses related to Aimco’s sold properties. Property operating expenses for the three months and year ended December 31, 2019 is inclusive of $2.8 million and $14.2 million, respectively, of expenses related to Aimco’s sold properties.

[2]	Other expenses, net, for the three months and year ended December 31, 2020, is inclusive of $44.4 million and $57.0 million, respectively, of transaction costs related to the separation.
[3]	Interest expense for the three months and year ended December 31, 2020, is inclusive of $0.4 million and $13.3 million, respectively, of prepayment penalties related to debt prepaid during the year.
[4]

Income from discontinued operations includes the financial results of Aimco prior to the separation for all periods presented. Summarized results of discontinued operations for the three months and year ended December 31, 2020 and 2019 are shown below (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
REVENUES
Rental and other property revenues	$31,752	$38,201	$144,757	$143,692

OPERATING EXPENSES
Property operating expenses	12,204	12,693	51,710	49,502
Depreciation and amortization	15,975	19,009	72,729	62,887
Other expenses, net	1,493	80	1,897	257
Total operating expenses	29,672	31,782	126,336	112,646

Interest income	454	389	2,076	2,125
Interest expense	(2,968)	(4,879)	(17,972)	(17,918)
Income from unconsolidated real estate partnerships	135	212	764	802
(Loss) income before income tax benefit	(299)	2,141	3,289	16,055
Income tax benefit	1,758	1,947	7,939	3,440
Income from discontinued operations, net of tax	$1,459	$4,088	$11,228	$19,495
[5]

During the fourth quarter of 2020 and first quarter of 2019, Aimco completed a reverse stock split and a special dividend paid primarily in stock. For stock splits, GAAP requires the restatement of weighted-average shares as if the reverse stock split occurred at the beginning of the period presented, while shares issued in the special dividend are included in weighted-average shares outstanding from the date issued. Basic and diluted weighted-average common shares outstanding were 148,449 and 148,700, respectively, as previously reported for the three months ended December 31, 2019. Basic and diluted weighted-average common shares outstanding were 147,718 and 147,944, respectively, as previously reported for the year ended December 31, 2019.

Included in net income for the three months and year ended December 31, 2020 are $7.2 million and $24.6 million, respectively, of COVID-19 related impacts detailed in the COVID-19 Response Update included in this earnings release.

Consolidated Balance Sheets

(in thousands) (unaudited)

	December 31,	December 31,
	2020	2019
Assets
Real estate	$7,468,864	$7,351,979
Accumulated depreciation	(2,455,505)	(2,268,839)
Net real estate	5,013,359	5,083,140
Cash and cash equivalents	44,214	136,458
Restricted cash	29,266	30,083
Notes receivable from Aimco	534,127	—
Goodwill	32,286	32,286
Other assets [1]	576,026	604,593
Assets of discontinued operations [2]	—	1,022,696
Total Assets	$6,229,278	$6,909,256

Liabilities and Equity
Non-recourse property debt	$3,646,093	$3,755,153
Debt issue costs	(17,857)	(17,348)
Non-recourse property debt, net	3,628,236	3,737,805
Term loan, net	349,164	—
Revolving credit facility borrowings	265,600	275,000
Accrued liabilities and other [1]	598,736	270,487
Liabilities of discontinued operations [2]	—	663,389
Total Liabilities	4,841,736	4,946,681

Preferred noncontrolling interests in AIR OP	79,449	97,064
Redeemable noncontrolling interests in consolidated real estate partnership	—	4,716

Equity:
Perpetual preferred stock	2,000	—
Class A Common Stock	1,489	1,489
Additional paid-in capital	3,432,121	3,497,367
Accumulated other comprehensive income	3,039	4,195
Distributions in excess of earnings	(2,131,798)	(1,722,402)
Total AIR equity	1,306,851	1,780,649
Noncontrolling interests in consolidated real estate partnerships	(61,943)	(3,296)
Common noncontrolling interests in AIR OP	63,185	83,442
Total Equity	1,308,093	1,860,795
Total Liabilities and Equity	$6,229,278	$6,909,256

[1]

Other assets includes the Parkmerced mezzanine investment and accrued liabilities and other includes the offsetting liability. The benefits and risks of ownership have been transferred to Aimco, but legal transfer is not complete.

[2]	Represents the assets and liabilities associated with the properties retained by Aimco in the separation.

Supplemental Schedule 1

Funds From Operations Reconciliation	(Page 1 of 2)

Three Months and Year Ended December 31, 2020 Compared to Three Months and Year Ended December 31, 2019

(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,	Year Ended December 31,
	2020	2020
Net loss attributable to AIR common stockholders	$(125,174)	$(104,329)
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	87,878	375,268
Gain on dispositions, net of noncontrolling partners’ interest	(70,488)	(117,692)
Loss on impairment of real estate	47,281	47,281
Income tax adjustments related to gain on dispositions and other tax-related items	6,237	8,635
Common noncontrolling interests in AIR OP’s share of above Adjustments	(3,637)	(16,090)
Amounts allocable to participating securities	54	—
Nareit FFO attributable to AIR common stockholders	$(57,849)	$193,073
Nareit FFO retained by Aimco [1] [2]	(23,292)	(102,652)

AIR Adjustments, all net of common noncontrolling interests in AIR OP and participating securities:
TRS REIT election [3]	87,994	87,994
Separation costs [4]	41,745	53,678
Severance and restructuring costs [5]	5,262	5,329
Prepayment penalties, net [6]	377	12,445
Transaction costs [7]	—	2,489
Straight-line rent [8]	635	2,540
Other	1,194	2,126
AIR Pro forma FFO	$56,066	$257,022

Total shares and dilutive share equivalents used to calculate net loss and Nareit FFO per share	129,911	122,446
Adjustment to weight reverse stock split [9]	18,659	26,157
Pro forma shares and dilutive share equivalents used to calculate Pro forma FFO per share	148,570	148,603

Net loss attributable to AIR per common share – diluted	$(0.96)	$(0.85)
Nareit FFO per share – diluted	$(0.45)	$1.58
AIR Pro forma FFO per share – diluted	$0.38	$1.73

Please see the following page for footnote descriptions.

Supplemental Schedule 1

Funds From Operations Reconciliation	(Page 2 of 2)
[1]

Prior to the separation, Aimco sold two apartment communities during 2020, one in Annandale, Virginia and one in Edgewater, New Jersey. We excluded the results of operations from our AIR Pro forma FFO because we believe they are not representative of ongoing operating performance.

[2]

Includes the results of operations of properties retained by Aimco in the separation, income from the Parkmerced mezzanine loan, and certain costs that benefited Aimco that are not part of AIR’s current structure. We excluded these amounts from our AIR Pro forma FFO because we believe they are not representative of ongoing operating performance.

[3]

During 2020, and consistent with AIR’s simplified business structure and strategy, we have elected to treat one of our taxable subsidiaries as a REIT, resulting in the non-cash removal of deferred tax asset balances for GAAP purposes. We excluded this non-cash charge from AIR Pro forma FFO because we believe it is not representative of ongoing operating performance.

[4]	During 2020, we incurred costs in connection with the separation. We excluded these costs from AIR Pro forma FFO because we believe they are not representative of ongoing operating performance.
[5]

During 2020, consistent with AIR’s simplified business structure and strategy, we incurred severance and restructuring costs. We excluded these costs from AIR Pro forma FFO because we believe they are not representative of current operating performance. These costs are included in other expenses, net, on our consolidated statements of operations.

[6]

As a result of refinancing activity in 2020, we incurred debt extinguishment costs, net of income tax effect. We excluded such costs from AIR Pro forma FFO because we believe these costs are not representative of ongoing operating performance.

[7]

During 2020, we incurred certain transaction costs related to the California joint venture and other new business pursuits. We excluded these costs from AIR Pro forma FFO because we believe they are not representative of ongoing operating performance.

[8]

In 2018, we assumed a 99-year ground lease with scheduled rent increases. Due to the terms of the lease, GAAP rent expense will exceed cash rent payments until 2076. We include the cash rent payments for this ground lease in AIR Pro forma FFO but exclude the incremental straight-line non-cash rent expense. The rent expense for this lease is included in other expenses, net, on our consolidated statements of operations.

[9]

During the fourth quarter of 2020, Aimco completed a reverse stock split and a special dividend paid primarily in stock. For stock splits, GAAP requires the restatement of weighted-average shares as if the reverse stock split occurred at the beginning of the period presented; while shares issued in the special dividend are included in weighted-average shares outstanding from the date issued. To facilitate comparison of period-over-period AIR Pro forma FFO, we calculated pro forma weighted-average shares for the year ended December 31, 2020 based on the effective date of the reverse stock split and ex-dividend date for the shares issued in the special dividend, thereby eliminating the per share impact of the GAAP treatment to our reported Pro forma FFO.

Supplemental Schedule 2(a)

Funds From Operations Information	(Page 1 of 3)

Three Months Ended December 31, 2020

(consolidated amounts, in thousands) (unaudited)

	Three Months Ended December 31, 2020
	Nareit FFO	Pro forma adjustments		Amounts retained by Aimco	AIR
Real Estate [1]
Revenues, before utility reimbursements
Same Store	$161,950	$—		$—	$161,950
Other Real Estate [2]	4,345	—		—	4,345
Total revenues, before utility reimbursements	166,295	—		—	166,295
Expenses, net of utility reimbursements
Same Store	47,815	—		—	47,815
Other Real Estate [2]	2,506	—		—	2,506
Total expenses, net of utility reimbursements	50,321	—		—	50,321
Real Estate net operating income	115,974	—		—	115,974

Property management expenses, net	(5,627)	—		—	(5,627)
Casualties	(959)	—		—	(959)
Other expenses, net [3]	(3,747)	—		—	(3,747)
Interest expense on AIR non-recourse property debt	(30,173)	—		—	(30,173)
Interest income from securitization trust	2,308	—		—	2,308
Contribution from AIR Real Estate	77,776	—		—	77,776

General and administrative and investment management expenses	(13,331)	—		3,896	(9,435)
Depreciation and amortization related to non-real estate assets	(3,958)	834	[5]	805	(2,319)
Other expenses, net	(45,662)	50,539	[5]	(3,151)	1,726
Interest expense on corporate borrowings	(4,135)	—		—	(4,135)
Prepayment penalties and refinancing costs	(396)	396	[6]	—	—
Tax benefit (expense), net	(90,878)	92,654	[7]	—	1,776
Preferred stock related amounts	(1,604)	—		—	(1,604)
Common noncontrolling interests in AIR OP	2,936	(7,191)	[8]	1,292	(2,963)
Proportionate adjustments	(4,731)	(25)		—	(4,756)
Pro forma FFO attributable to sold properties	348	—		(348)	—
Pro forma FFO attributable to Aimco	25,786	—		(25,786)	—
Pro forma FFO	$(57,849)	$137,207		$(23,292)	$56,066

Total shares and dilutive share equivalents used to calculate Nareit FFO per share on Schedule 1	129,911	129,911		129,911	129,911
Adjustment to weight reverse stock split	18,659	18,659		18,659	18,659
Pro forma shares and dilutive share equivalents used to calculate Schedule 2 per share	148,570	148,570		148,570	148,570

Per common share – using Pro forma shares and dilutive shares equivalents	$(0.39)	$0.92		$(0.16)	$0.38

Please see page 20 for footnote descriptions. Footnotes are used for the quarter to date and year to date tables.

Supplemental Schedule 2(a) (continued)

Funds From Operations Information	(Page 2 of 3)

Year Ended December 31, 2020

(consolidated amounts, in thousands) (unaudited)

	Year Ended December 31, 2020
	Nareit FFO	Pro forma adjustments		Amounts retained by Aimco	AIR
Real Estate [1]
Revenues, before utility reimbursements
Same Store	$673,922	$—		$—	$673,922
Other Real Estate [2]	13,077	—		—	13,077
Total revenues, before utility reimbursements	686,999	—		—	686,999
Expenses, net of utility reimbursements
Same Store	188,108	—		—	188,108
Other Real Estate [2]	9,315	—		—	9,315
Total expenses, net of utility reimbursements	197,423	—		—	197,423
Real Estate net operating income	489,576	—		—	489,576

Property management expenses, net	(18,660)	—		—	(18,660)
Casualties	(3,618)	—		—	(3,618)
Other expenses, net [3]	(13,505)	—		—	(13,505)
Interest expense on AIR non-recourse property debt	(132,510)	—		—	(132,510)
Interest income from securitization trust	8,960	—		—	8,960
Contribution from AIR Real Estate	330,243	—		—	330,243

General and administrative and investment management expenses	(46,377)	2,620	[4]	9,367	(34,390)
Depreciation and amortization related to non-real estate assets	(10,543)	834	[5]	3,846	(5,863)
Other expenses, net	(59,832)	66,211	[5]	(2,220)	4,159
Interest expense on corporate borrowings	(14,525)	—		—	(14,525)
Prepayment penalties and refinancing costs	(13,324)	13,324	[6]	—	—
Tax benefit (expense), net	(86,802)	92,433	[7]	—	5,631
Preferred stock related amounts	(7,019)	—		—	(7,019)
Common noncontrolling interests in AIR OP	(10,651)	(8,770)	[8]	5,409	(14,012)
Proportionate adjustments	(7,151)	(51)		—	(7,202)
Pro forma FFO attributable to sold properties	6,113	—		(6,113)	—
Pro forma FFO attributable to Aimco	112,941	—		(112,941)	—
Pro forma FFO	$193,073	$166,601		$(102,652)	$257,022

Total shares and dilutive share equivalents used to calculate Nareit FFO per share on Schedule 1	122,446	122,446		122,446	122,446
Adjustment to weight reverse stock split	26,157	26,157		26,157	26,157
Pro forma shares and dilutive share equivalents used to calculate Schedule 2 per share	148,603	148,603		148,603	148,603

Per common share – using Pro forma shares and dilutive shares equivalents	$1.30	$1.12		$(0.69)	$1.73

Please see the following page for footnote descriptions

Supplemental Schedule 2(a) (continued)

Funds From Operations Information	(Page 3 of 3)

[1]

Contribution from real estate operations consists of property net operating income and other items of income or expense that relate to our portfolio, including property management expenses, casualty losses, interest expense related to non-recourse property debt encumbering the communities in this portfolio, and interest income we earn on our investment in a securitization trust that holds certain AIR property debt.

For the three months and year ended December 31, 2020, we incurred $7.2 million and $24.6 million, respectively, of COVID-19 related impacts, detailed in the COVID-19 Response Update included in this earnings release.

[2]	Other Real Estate consists of communities that do not meet the criteria to be classified as Same Store.
[3]

For the year ended December 31, 2020, other expenses, net, in contribution from real estate operations includes the write-off of $2.9 million of our straight-line rent receivables for certain commercial tenants for which collectability of future rental revenue is uncertain. In accordance with GAAP, this write-off is included in rental and other property revenues in our consolidated statements of operations.

[4]

During 2020, we incurred certain transaction costs related to the California joint venture and other new business pursuits. We excluded these costs from Pro forma FFO because we believe they are not representative of ongoing operating performance.

[5]

During 2020, we incurred costs in connection with the separation, severance and restructuring costs, incremental straight-line non-cash rent expense, and other non-recurring costs. We excluded these costs from Pro forma FFO because we believe they are not representative of current operating performance.

[6]

As a result of refinancing activity in 2020, we incurred debt extinguishment costs, net of income tax effect. We excluded such costs from Pro forma FFO because we believe these costs are not representative of ongoing operating performance.

[7]

During 2020, and consistent with AIR’s simplified business structure and strategy, we have elected to treat one of our taxable subsidiaries as a REIT, resulting in the non-cash removal of deferred tax asset balances for GAAP purposes. We excluded this non-cash charge from AIR Pro forma FFO because we believe it is not representative of ongoing operating performance.

[8]	Represents the common noncontrolling interest in AIR OP’s share of the Pro Forma adjustments.

Supplemental Schedule 2(b)

Partially Owned Entities

Three Months and Year Ended December 31, 2020 Compared to Three Months and Year Ended December 31, 2019

(Proportionate amounts, in thousands) (unaudited)

	Noncontrolling Interests [1]
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues, before utility reimbursements	$12,804	$677	$17,952	$2,836
Expenses, net of utility reimbursements	3,674	178	5,137	791
Net operating income	9,130	499	12,815	2,045
Property management expenses, net	(390)	(31)	(569)	(129)
Casualties	(20)	3	(29)	5
Other expense, net	(63)	(2)	(82)	(6)
Interest expense on non-recourse property debt	(3,896)	(147)	(5,292)	(628)
Contribution from Real Estate	4,761	322	6,843	1,287
Other non-property income, net	(57)	(13)	(112)	(65)
FFO from real estate operations	$4,704	$309	$6,731	$1,222

Total apartment communities	17	5
Total apartment homes	5,369	2,016
Noncontrolling interests’ share of consolidated apartment homes	1,721	142
[1]

Amounts represent the noncontrolling interests’ proportionate share of consolidated amounts, including the amounts related to the previously announced joint venture transaction that closed on September 8, 2020.

Supplemental Schedule 3

Property Net Operating Income

Trailing Five Quarters

(consolidated amounts, in thousands) (unaudited)

The table below presents the operating results of AIR’s 99 property portfolio in consolidated amounts not adjusted for noncontrolling interest.

	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Revenues, before utility reimbursements

Same Store	$161,950	$165,423	$169,981	$176,568	$175,439

Other Real Estate [1]	4,345	3,411	2,699	2,622	2,363

Total revenues, before utility reimbursements	166,295	168,834	172,680	179,190	177,802

Expenses, net of utility reimbursements

Same Store	47,815	48,367	46,160	45,766	44,430

Other Real Estate [1]	2,506	2,454	2,270	2,085	1,548

Total expenses, net of utility reimbursements	50,321	50,821	48,430	47,851	45,978

Property Net Operating Income

Same Store	114,135	117,056	123,821	130,802	131,009

Other Real Estate [1]	1,839	957	429	537	815

Total Property Net Operating Income	$115,974	$118,013	$124,250	$131,339	$131,824

[1]	Other Real Estate consists of communities that do not meet the criteria to be classified as Same Store.

Supplemental Schedule 4

Apartment Home Summary

As of December 31, 2020

(unaudited)

	Number of Apartment Communities	Number of Apartment Homes	AIR Share of Apartment Homes

Same Store	91	25,201	23,480
Other Real Estate	8	1,391	1,391
Total Portfolio [1]	99	26,592	24,871
[1]

Before the separation, Aimco reported the South and Center Towers at Flamingo Point as one apartment community. During the fourth quarter, AIR commenced reporting these two towers as separate apartment communities. The total number of apartment homes and AIR’s share of apartment homes is unchanged from previous disclosures.

Supplemental Schedule 5(a)

Capitalization and Financial Metrics

As of December 31, 2020

(dollars in thousands) (unaudited)

Leverage Balances and Characteristics

Debt	Consolidated	Noncontrolling Interests	Total AIR Share	Weighted- Average Maturity (Years)		Weighted- Average Stated Interest Rate
Fixed rate loans payable	$3,631,588	$(485,756)	$3,145,832	8.4		3.61%
Floating rate tax-exempt bonds	14,505	(1)	14,504	12.5		1.12%
Total non-recourse property debt	$3,646,093	$(485,757)	$3,160,336	8.4		3.60%

Term Loan	350,000	—	350,000	0.3		2.10%
Revolving credit facility borrowings	265,600	—	265,600	1.1		1.46%
Preferred equity	81,449	—	81,449	9.9	[1]	8.09%
Total leverage	$4,343,142	$(485,757)	$3,857,385	7.2		3.41%

Cash and restricted cash [2]	(63,893)	5,677	(58,216)			n/a
Securitization trust assets [3]	(100,151)	—	(100,151)			n/a
Notes receivable from Aimco [4]	(534,127)	—	(534,127)			5.20%
Net leverage	$3,644,971	$(480,080)	$3,164,891			3.12%

Leverage Ratios Fourth Quarter 2020 [5]

	Annualized Current Quarter	Trailing Twelve Months
Proportionate Debt to Adjusted EBITDAre	7.3x	7.1x
Net Leverage to Adjusted EBITDAre	7.5x	7.3x
Adjusted EBITDAre to Adjusted Interest Expense	3.9x	3.3x
Adjusted EBITDAre to Adjusted Interest Expense and Preferred Dividends	3.7x	3.1x

	Amount	Covenant
Fixed Charge Coverage Ratio	1.92x	1.40x

[1]

Our Preferred OP Units are redeemable at the holder’s option and our Preferred Stock is redeemable by AIR on or after December 15, 2025. We have computed the weighted-average maturity of our Preferred OP Units assuming a 10-year maturity and Preferred Stock assuming it is called at the expiration of the no-call period.

[2]	Restricted cash on the balance sheet includes tenant security deposits, which are excluded for purposes of calculating our net leverage.

[3]

In 2011, $673.8 million of loans payable held by Aimco were securitized in a trust holding only these loans. We purchased the subordinate positions in the trust that holds these loans for $51.5 million. These investments have a face value of $100.9 million and a carrying amount of $100.2 million and are included in other assets on AIR’s Consolidated Balance Sheet at December 31, 2020. The amount of these investments effectively reduces AIR’s leverage.

[4]	Reflects AIR’s receipt of notes receivable from Aimco as part of the separation. The notes are expected to be repaid from proceeds from the sale of the Aimco properties collateralizing the note.

[5]

We calculate Adjusted EBITDAre and Adjusted Interest Expense used in our leverage ratios based on current quarter amounts, annualized, and trailing twelve months. Our Adjusted EBITDAre has been calculated on a pro forma basis as further described in the Glossary.

Supplemental Schedule 5(b)

Capitalization and Financial Metrics

As of December 31, 2020

(dollar amounts in thousands) (unaudited)

AIR Share Non-Recourse Property Debt

	Amortization	Maturities		Total	Maturities as a Percent of Total	Average Rate on Maturing Debt
2021 Q1	$15,050	$—		$15,050	—%	—%
2021 Q2	15,616	31,259		46,875	0.99%	5.43%
2021 Q3	15,619	—		15,619	—%	—%
2021 Q4	15,777	—		15,777	—%	—%
Total 2021	62,062	31,259	[1]	93,321	0.99%	5.43%

2022 Q1	15,936	—		15,936	—%	—%
2022 Q2	15,917	57,885		73,802	1.83%	4.54%
2022 Q3	15,770	—		15,770	—%	—%
2022 Q4	15,205	143,378		158,583	4.54%	4.42%
Total 2022	62,828	201,263		264,091	6.37%	4.45%

2023	57,733	160,670		218,403	5.08%	4.71%
2024	56,692	154,685		211,377	4.89%	3.40%
2025	52,084	269,411		321,495	8.52%	3.42%
2026	44,938	225,574		270,512	7.14%	3.57%
2027	37,986	225,249		263,235	7.13%	3.46%
2028	33,337	245,181		278,518	7.76%	3.81%
2029	22,897	266,995		289,892	8.45%	4.27%
2030	20,338	328,919		349,257	10.41%	3.11%
Thereafter	149,913	450,322		600,235	14.25%	3.08%
Total	$600,808	$2,559,528		$3,160,336

Preferred Equity

	Amount Outstanding as of December 31, 2020	Date First Available for Redemption by AIR	Coupon	Amount
Class A Perpetual Preferred Stock	20	December 2025	8.50%	$2,000
Preferred Partnership Units	2,938,802	n/a	8.08%	79,449
Total Preferred Equity			8.09%	$81,449

Common Stock, Partnership Units and Equivalents (shares and units in thousands)

December 31, 2020
Class A Common Stock outstanding	148,555
Participating unvested restricted stock	95
Dilutive options, share equivalents and non-participating unvested restricted stock	137
Total shares and dilutive share equivalents	148,787
Common Partnership Units and equivalents outstanding	7,931
Total shares, units and dilutive share equivalents	156,718

[1]	AIR’s 2021 maturities can be repaid by our subordinate positions in the securitization trust, which reduces our future refunding requirements by $100.9 million.

Supplemental Schedule 6(a)

Same Store Operating Results

Three Months Ended December 31, 2020 Compared to Three Months Ended December 31, 2019

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The tables below present AIR’s Same Store portfolio as of December 31, 2020.

				Revenues, Before Utility Reimbursements [1]			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	4Q 2020	4Q 2019	Growth	4Q 2020	4Q 2019	Growth	4Q 2020	4Q 2019	Growth	4Q 2020	4Q 2020	4Q 2019	4Q 2020	4Q 2019

Bay Area	9	2,212	1,657	$13,963	$15,179	(8.0%)	$3,731	$3,497	6.7%	$10,232	$11,682	(12.4%)	73.3%	90.4%	96.5%	$3,108	$3,163

Boston	11	2,462	2,462	16,666	17,824	(6.5%)	4,978	4,892	1.8%	11,688	12,932	(9.6%)	70.1%	95.4%	98.0%	2,364	2,462

Denver	6	1,800	1,761	8,608	8,803	(2.2%)	2,357	2,127	10.8%	6,251	6,676	(6.4%)	72.6%	94.7%	97.5%	1,720	1,709

Greater Washington, DC	11	5,238	5,215	24,735	25,349	(2.4%)	7,023	6,325	11.0%	17,712	19,024	(6.9%)	71.6%	96.5%	97.7%	1,639	1,658

Los Angeles	13	4,347	3,499	27,810	31,738	(12.4%)	7,317	6,357	15.1%	20,493	25,381	(19.3%)	73.7%	95.0%	97.1%	2,789	3,113

Miami	5	1,725	1,725	10,623	11,018	(3.6%)	3,771	3,717	1.5%	6,852	7,301	(6.1%)	64.5%	95.4%	94.9%	2,153	2,243

Philadelphia	9	2,748	2,669	18,451	20,810	(11.3%)	5,817	5,166	12.6%	12,634	15,644	(19.2%)	68.5%	88.3%	97.0%	2,609	2,680

San Diego	8	2,281	2,104	12,239	12,215	0.2%	2,722	2,671	1.9%	9,517	9,544	(0.3%)	77.8%	98.3%	98.0%	1,973	1,974

Other Markets	19	2,388	2,388	16,051	18,093	(11.3%)	6,432	6,270	2.6%	9,619	11,823	(18.6%)	59.9%	93.0%	97.1%	2,409	2,602

Total	91	25,201	23,480	149,146	161,029	(7.4%)	$44,148	$41,022	7.6%	$104,998	$120,007	(12.5%)	70.4%	94.4%	97.2%	$2,243	$2,351
[1]

Revenue, before utility reimbursements, is comprised 98% of residential rents and 2% from commercial tenants. Approximately 260 basis points of the fourth quarter 2020 year-over-year decline in revenue growth is attributable to elevated bad debt expense and approximately 80 basis points is attributable to lower commercial revenue. Elevated bad debt expense was most impactful to revenue growth in Los Angeles. Lower commercial revenue was most impactful to revenue growth in Boston, Philadelphia, and Other Markets.

				Revenues, Before Utility Reimbursements [1]			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	4Q 2020	4Q 2019	Growth	4Q 2020	4Q 2019	Growth	4Q 2020	4Q 2019	Growth	4Q 2020	4Q 2020	4Q 2019	4Q 2020	4Q 2019

Suburban	44	15,226	14,349	$80,567	$82,598	(2.5%)	$21,272	$20,036	6.2%	$59,295	$62,562	(5.2%)	73.6%	96.7%	97.6%	1,935	1,966

Urban	47	9,975	9,131	68,579	78,431	(12.6%)	22,876	20,986	9.0%	45,703	57,445	(20.4%)	66.6%	90.7%	96.6%	2,760	2,963

Total	91	25,201	23,480	$149,146	$161,029	(7.4%)	$44,148	$41,022	7.6%	$104,998	$120,007	(12.5%)	70.4%	94.4%	97.2%	$2,243	$2,351

For this purpose, we classify Urban properties as those in Center City and University City Philadelphia, Mid-Wilshire and West Los Angeles, the Northern California Peninsula, Intown Boston and Cambridge, Downtown Miami, Manhattan, and other urban center communities.

[1]

Elevated bad debt expense impacted Suburban revenue growth by 180 basis points and Urban revenue growth by 350 basis points. Lower commercial revenue impacted Suburban revenue growth by 20 basis points and Urban revenue growth by 140 basis points.

Supplemental Schedule 6(b)

Same Store Operating Results

Three Months Ended December 31, 2020 Compared to Three Months Ended September 30, 2020

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The tables below present AIR’s Same Store portfolio as of December 31, 2020.

				Revenues, Before Utility Reimbursements [1]			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	4Q 2020	3Q 2020	Growth	4Q 2020	3Q 2020	Growth	4Q 2020	3Q 2020	Growth	4Q 2020	4Q 2020	3Q 2020	4Q 2020	3Q 2020

Bay Area	9	2,212	1,657	$13,963	$14,705	(5.0%)	$3,731	$3,671	1.6%	$10,232	$11,034	(7.3%)	73.3%	90.4%	91.9%	$3,108	$3,218

Boston	11	2,462	2,462	16,666	16,715	(0.3%)	4,978	4,936	0.9%	11,688	11,779	(0.8%)	70.1%	95.4%	94.2%	2,364	2,403

Denver	6	1,800	1,761	8,608	8,544	0.7%	2,357	2,253	4.6%	6,251	6,291	(0.6%)	72.6%	94.7%	94.2%	1,720	1,716

Greater Washington, DC	11	5,238	5,215	24,735	25,032	(1.2%)	7,023	7,294	(3.7%)	17,712	17,738	(0.1%)	71.6%	96.5%	95.4%	1,639	1,677

Los Angeles	13	4,347	3,499	27,810	29,062	(4.3%)	7,317	6,802	7.6%	20,493	22,260	(7.9%)	73.7%	95.0%	92.7%	2,789	2,989

Miami	5	1,725	1,725	10,623	10,575	0.5%	3,771	3,791	(0.5%)	6,852	6,784	1.0%	64.5%	95.4%	94.1%	2,153	2,172

Philadelphia	9	2,748	2,669	18,451	18,757	(1.6%)	5,817	6,253	(7.0%)	12,634	12,504	1.0%	68.5%	88.3%	88.3%	2,609	2,654

San Diego	8	2,281	2,104	12,239	12,287	(0.4%)	2,722	2,796	(2.6%)	9,517	9,491	0.3%	77.8%	98.3%	97.6%	1,973	1,994

Other Markets	19	2,388	2,388	16,051	16,281	(1.4%)	6,432	6,803	(5.5%)	9,619	9,478	1.5%	59.9%	93.0%	91.9%	2,409	2,474

Total	91	25,201	23,480	$149,146	$151,958	(1.9%)	$44,148	$44,599	(1.0%)	$104,998	$107,359	(2.2%)	70.4%	94.4%	93.5%	$2,243	$2,308
[1]

Revenue, before utility reimbursements, is comprised 98% of residential rents and 2% from commercial tenants. Approximately 130 basis points of the fourth quarter 2020 sequential decline in revenue growth is attributable to elevated bad debt expense. Elevated bad debt expense was most impactful to revenue growth in Los Angeles and Miami.

				Revenues, Before Utility Reimbursements [1]			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	4Q 2020	3Q 2020	Growth	4Q 2020	3Q 2020	Growth	4Q 2020	3Q 2020	Growth	4Q 2020	4Q 2020	3Q 2020	4Q 2020	3Q 2020

Suburban	44	15,226	14,349	$80,567	$80,883	(0.4%)	$21,272	$21,619	(1.6%)	$59,295	$59,264	0.1%	73.6%	96.7%	95.6%	$1,935	$1,965

Urban	47	9,975	9,131	68,579	71,075	(3.5%)	22,876	22,980	(0.5%)	45,703	48,095	(5.0%)	66.6%	90.7%	90.0%	2,760	$2,881

Total	91	25,201	23,480	$149,146	$151,958	(1.9%)	$44,148	$44,599	(1.0%)	$104,998	$107,359	(2.2%)	70.4%	94.4%	93.5%	$2,243	$2,308

For this purpose, we classify Urban properties as those in Center City and University City Philadelphia, Mid-Wilshire and West Los Angeles, the Northern California Peninsula, Intown Boston and Cambridge, Downtown Miami, Manhattan, and other urban center communities.

[1]	Elevated bad debt expense impacted Suburban revenue growth by 80 basis points and Urban revenue growth by 190 basis points.

Supplemental Schedule 6(c)

Same Store Operating Results

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The tables below present AIR’s Same Store portfolio as of December 31, 2020.

				Revenues, Before Utility Reimbursements [1]			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	YTD 4Q 2020	YTD 4Q 2019	Growth	YTD 4Q 2020	YTD 4Q 2019	Growth	YTD 4Q 2020	YTD 4Q 2019	Growth	YTD 4Q 2020	YTD 4Q 2020	YTD 4Q 2019	YTD 4Q 2020	YTD 4Q 2019

Bay Area	9	2,212	1,657	$59,119	$60,316	(2.0%)	$14,323	$13,979	2.5%	$44,796	$46,337	(3.3%)	75.8%	93.8%	97.0%	$3,171	$3,126

Boston	11	2,462	2,462	68,474	69,637	(1.7%)	20,075	20,021	0.3%	48,399	49,616	(2.5%)	70.7%	95.8%	97.0%	2,418	2,429

Denver	6	1,800	1,761	34,369	34,582	(0.6%)	8,879	8,878	0.0%	25,490	25,704	(0.8%)	74.2%	95.0%	96.8%	1,711	1,690

Greater Washington, DC	11	5,238	5,215	100,303	100,334	(0.0%)	27,784	27,040	2.8%	72,519	73,294	(1.1%)	72.3%	96.7%	97.6%	1,658	1,642

Los Angeles	13	4,347	3,499	119,085	126,103	(5.6%)	27,486	26,201	4.9%	91,599	99,902	(8.3%)	76.9%	94.9%	97.1%	2,989	3,093

Miami	5	1,725	1,725	43,127	43,732	(1.4%)	15,286	14,792	3.3%	27,841	28,940	(3.8%)	64.6%	95.0%	94.8%	2,192	2,228

Philadelphia	9	2,748	2,669	78,653	79,674	(1.3%)	23,157	23,572	(1.8%)	55,496	56,102	(1.1%)	70.6%	92.4%	95.1%	2,656	2,614

San Diego	8	2,281	2,104	48,854	48,233	1.3%	10,750	10,521	2.2%	38,104	37,712	1.0%	78.0%	97.3%	97.3%	1,989	1,962

Other Markets	19	2,388	2,388	67,211	72,121	(6.8%)	25,881	25,814	0.3%	41,330	46,307	(10.7%)	61.5%	94.4%	96.1%	2,485	2,618

Total	91	25,201	23,480	$619,195	$634,732	(2.4%)	$173,621	$170,818	1.6%	$445,574	$463,914	(4.0%)	72.0%	95.2%	96.7%	$2,308	$2,329
[1]

Revenue, before utility reimbursements, is comprised 98% of residential rents and 2% from commercial tenants. Approximately 130 basis points of the fourth quarter 2020 year-to-date decline in revenue growth is attributable to elevated bad debt expense and approximately 70 basis points is attributable to lower commercial revenue. Elevated bad debt expense was most impactful to revenue growth in Los Angeles, Miami, and San Diego. Lower commercial revenue was most impactful to revenue growth in Boston, Philadelphia, and Other Markets.

				Revenues, Before Utility Reimbursements [1]			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	YTD 4Q 2020	YTD 4Q 2019	Growth	YTD 4Q 2020	YTD 4Q 2019	Growth	YTD 4Q 2020	YTD 4Q 2019	Growth	YTD 4Q 2020	YTD 4Q 2020	YTD 4Q 2019	YTD 4Q 2020	YTD 4Q 2019

Suburban	44	15,226	14,349	$324,937	$325,923	(0.3%)	$84,446	$83,502	1.1%	$240,491	$242,421	(0.8%)	74.0%	96.5%	97.2%	$1,956	$1,948

Urban	47	9,975	9,131	$294,258	$308,809	(4.7%)	$89,175	$87,316	2.1%	205,083	221,493	(7.4%)	69.7%	93.2%	96.0%	$2,882	$2,935

Total	91	25,201	23,480	$619,195	$634,732	(2.4%)	$173,621	$170,818	1.6%	$445,574	$463,914	(4.0%)	72.0%	95.2%	96.7%	$2,308	$2,329

For this purpose, we classify Urban properties as those in Center City and University City Philadelphia, Mid-Wilshire and West Los Angeles, the Northern California Peninsula, Intown Boston and Cambridge, Downtown Miami, Manhattan, and other urban center communities.

[1]

Elevated bad debt expense impacted Suburban revenue growth by 100 basis points and Urban revenue growth by 170 basis points. Lower commercial revenue impacted Suburban revenue growth by 20 basis points and Urban revenue growth by 120 basis points.

Supplemental Schedule 6(d)

Same Store Operating Expense Detail

(proportionate amounts, in thousands) (unaudited)

Quarterly Comparison

	4Q 2020	% of Total	4Q 2019	$ Change	% Change
Operating expenses [1]	$20,591	46.6%	$19,516	$1,075	5.5%
Utility expense, net of reimbursement	2,856	6.5%	2,649	207	7.8%
Real estate taxes	18,406	41.7%	17,009	1,397	8.2%
Insurance	2,295	5.2%	1,848	447	24.2%
Total	$44,148	100.0%	$41,022	$3,126	7.6%

Sequential Comparison

	4Q 2020	% of Total	3Q 2020	$ Change	% Change
Operating expenses [1]	$20,591	46.6%	$22,642	$(2,051)	(9.1%)
Utility expense, net of reimbursement	2,856	6.5%	2,510	346	13.8%
Real estate taxes	18,406	41.7%	17,806	600	3.4%
Insurance	2,295	5.2%	1,641	654	39.9%
Total	$44,148	100.0%	$44,599	$(451)	(1.0%)

Year-to-Date Comparison

	YTD 4Q 2020	% of Total	YTD 4Q 2019	$ Change	% Change
Operating expenses [1]	$84,174	48.5%	$85,103	$(929)	(1.1%)
Utility expense, net of reimbursement	10,526	6.1%	10,797	(271)	(2.5%)
Real estate taxes	70,935	40.9%	67,992	2,943	4.3%
Insurance	7,986	4.5%	6,926	1,060	15.3%
Total	$173,621	100.0%	$170,818	$2,803	1.6%

[1]	Includes onsite payroll, repairs and maintenance, software and technology expenses, marketing, expensed turnover costs, and other property related operating expenses.

Supplemental Schedule 7

Portfolio Data by Market

Fourth Quarter 2020 Compared to Fourth Quarter 2019

(unaudited)

The table below presents AIR’s portfolio as of December 31, 2020.

	Quarter Ended December 31, 2020					Quarter Ended December 31, 2019
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	% AIR NOI [1]	Average Revenue per AIR Apartment Home	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	% AIR NOI [1]	Average Revenue per AIR Apartment Home

Bay Area	10	2,322	1,767	9.9%	$3,113	10	2,322	1,767	12.0%	$3,200

Boston	12	2,598	2,598	11.0%	2,364	12	2,598	2,598	9.9%	2,462

Denver	8	2,279	2,240	7.3%	1,811	8	2,279	2,240	5.3%	1,742

Greater Washington, DC	11	5,238	5,215	16.7%	1,640	11	5,238	5,215	14.6%	1,655

Los Angeles	13	4,347	3,498	19.3%	2,789	13	4,347	3,498	23.9%	3,099

Miami	6	2,091	2,091	6.4%	2,143	6	2,091	2,091	5.6%	2,226

Philadelphia	9	2,748	2,669	11.0%	2,465	9	2,748	2,669	11.1%	2,502

San Diego	8	2,281	2,104	8.9%	1,973	8	2,281	2,104	7.9%	1,965

Other Markets	22	2,688	2,689	9.5%	2,389	22	2,688	2,689	9.7%	2,509

Total [2]	99	26,592	24,871	100.0%	$2,231	99	26,592	24,871	100.0%	$2,364

[1]	NOI represents the operating results of apartment communities including ancillary commercial rents. NOI does not include any material commercial rents.
[2]	The information presented above includes those apartment communities in which we held an equity interest as of the end of each period presented.

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity

(unaudited)

Disposition and Acquisition Activity

Full Year 2020 Dispositions and Acquisitions

AIR did not acquire or dispose of any apartment communities during 2020.

Supplemental Schedule 9

Apartment Community Capital Additions Information

Three Months and Year Ended December 31, 2020

(consolidated amounts in thousands, except per apartment home data) (unaudited)

We classify capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Capital Enhancements (“CE”), Redevelopment, Development, Initial Capital Expenditures (“ICE”), or Casualty. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which we have owned the item. Under this method of classification, CR represents the portion of the item consumed during our ownership of the item, while CI represents the portion of the item consumed prior to our period of ownership.

The table below includes our capital spend in consolidated amounts, not adjusted for noncontrolling interest, excluding activities related to properties retained by Aimco in the separation.

	Three Months Ended December 31, 2020	Year Ended December 31, 2020
Capital Additions [1]
Capital Replacements
Buildings and grounds	$7,215	$25,345
Turnover capital additions	759	3,179
Capitalized site payroll and indirect costs	1,101	3,685
Capital Replacements	9,075	32,209
Capital Improvements	3,138	10,701
Capital Enhancements	7,514	26,677
Redevelopment [2]	32,622	138,558
Development [2]	24,613	104,099
Initial Capital Expenditures	4,320	8,309
Casualty	1,284	7,738
Total	$82,566	$328,291

Total apartment homes	26,592	26,592

Capital Replacements per apartment home	$341	$1,211

[1]	For the three months and year ended December 31, 2020, capital additions for our apartment communities included $3.1 million and $13.9 million, respectively, of capitalized interest costs.
[2]

For the three months and year ended December 31, 2020, redevelopment and development capital additions included $45.4 million and $168.6 million, respectively, of costs attributable to the properties that we commenced leasing to Aimco on January 1, 2021.

GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by AIR management that are not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Our definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIR Operating Partnership: Aimco Properties, L.P., a Delaware limited partnership, is the operating partnership in AIR’s UPREIT structure. AIR owns approximately 93.5% of the legal interest in the common partnership units of the AIR Operating Partnership and 94.9% of the economic interest in the common partnership units of the AIR Operating Partnership.

AIR PROPORTIONATE FINANCIAL INFORMATION: Within this Earnings Release and Supplemental Information, we provide certain financial information necessary to calculate our share of financial information. This information is not, nor is it intended to be, a presentation in accordance with GAAP. Our proportionate share of financial information includes our share of unconsolidated real estate partnerships and excludes the noncontrolling interest partners’ share of consolidated real estate partnerships.

We do not control the unconsolidated real estate partnerships and the calculation of our share of the assets and liabilities and revenues and expenses does not represent a legal claim to a proportionate share of such items. The amount of cash distributions partners in such partnerships may receive is based upon specific provisions in the partnership agreements and may vary based on whether such distributions are generated from operations, capital events or liquidation.

Proportionate information benefits the users of our financial information by providing the amount of revenues, expenses, assets, liabilities, and other items attributable to our stockholders. Other companies may calculate their proportionate information differently than we do, limiting the usefulness as a comparative measure. Because of these limitations, the non-GAAP AIR proportionate financial information should not be considered in isolation or as a substitute for information included in our financial statements as reported under GAAP.

AVERAGE REVENUE PER APARTMENT HOME: Represents our proportionate average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

CAPITAL ADDITIONS DEFINITIONS

CAPITAL IMPROVEMENTS (CI): CI represent capital additions made to replace the portion of acquired apartment communities consumed prior to our period of ownership and not contemplated in our underwriting of an acquisition.

CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represent capital additions made to replace the portion of acquired capital assets consumed during our period of ownership.

CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an apartment community after a casualty event.

CAPITAL ENHANCEMENTS (CE): CE may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce costs. CE differs from Redevelopment Additions in that they are generally lesser in scope and do not significantly disrupt property operations.

INITIAL CAPITAL EXPENDITURES (ICE): ICE represent capital additions contemplated in the underwriting at our recently acquired communities.

REDEVELOPMENT ADDITIONS: Redevelopment additions represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates, and may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas, or apartment homes.

DEVELOPMENT ADDITIONS: Development additions represent construction and related capitalized costs associated with the ground-up development of apartment communities.

FREE CASH FLOW: Free Cash Flow, as calculated for our retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. We believe that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during our ownership.

FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI Cap Rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.

FREE CASH FLOW MARGIN: Free Cash Flow Margin represents an apartment community’s property net operating income less $1,200 per apartment home of assumed annual Capital Replacement spending, as a percentage of the apartment community’s rental and other property revenues.

LEVERAGE RATIO DEFINITIONS

Our current target leverage ratios are Net Leverage to Adjusted EBITDAre < 6.0x and Adjusted EBITDAre to Interest Expense and Preferred Dividends > 2.5x. We also focus on the ratios of Proportionate Debt to Adjusted EBITDAre and Adjusted EBITDAre Coverage of Adjusted Interest. We believe these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality. EBITDAre and Adjusted EBITDAre should not be considered alternatives to net income (loss) as determined in accordance with GAAP as indicators of performance. There can be no assurance that our method of calculating EBITDAre and Adjusted EBITDAre is comparable with that of other real estate investment trusts.

Our net leverage includes our share of long-term, non-recourse property debt, outstanding borrowings on our revolving credit facility, term loan, and preferred equity, reduced by cash and restricted cash on-hand, excluding tenant security deposits, our investment in a securitization trust that holds certain of our property debt, and our notes receivable from Aimco. We reconcile consolidated balances to our net leverage on Supplemental Schedule 5(a).

We calculate Adjusted EBITDAre and Adjusted Interest Expense used in our leverage ratios based on current quarter amounts, annualized, and trailing twelve months.

EBITDAre AND ADJUSTED EBITDAre

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•	the removal of income from discontinued operations, net of tax;
•	gains and losses on the dispositions of depreciated property;
•	impairment write-downs of depreciated property;
•	impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships; and
•	adjustments to reflect our share of EBITDAre of investments in unconsolidated entities.

We believe that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of our ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between AIR and other companies.

ADJUSTED EBITDAre: Adjusted EBITDAre is defined as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•

net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests, to allow investors to compare a measure of our earnings before the effects of our capital structure and indebtedness with that of other companies in the real estate industry;

•

the amount of interest income recognized related to our investment in the subordinated tranches in a securitization trust holding primarily AIR property debt, as we view our interest cost on this debt to be net of any interest income received; and

•

the amount by which GAAP rent expense exceeds cash rents for a long-term ground lease for which expense exceeds cash payments until 2076. The excess of the GAAP rent expense over the cash payments for this lease does not reflect a current obligation that affects our ability to service debt.

A reconciliation of net income to EBITDAre and Adjusted EBITDAre for our portfolio for the quarter ended and trailing twelve months ended December 31, 2020, is as follows (in thousands, unaudited):

	Quarter Ended	Twelve Months Ended
	December 31, 2020	December 31, 2020
Loss from continuing operations	$(132,169)	$(114,572)
Adjustments:
Interest expense	34,704	160,359
Income tax expense	97,115	95,437
Depreciation and amortization	81,284	320,943
Gain on dispositions of real estate	(71,889)	(119,215)
Recovery of losses on notes receivable	(1)	(8)
Provision for impairment losses related to depreciable real estate assets	47,281	47,281
EBITDAre	$56,325	$390,225
Net loss from continuing operations attributable to noncontrolling interests in consolidated real estate partnerships	(562)	(373)
EBITDAre adjustments attributable to noncontrolling interests	(9,209)	(12,463)
Interest income on securitization investment and notes receivable from Aimco	(3,542)	(10,194)
Non-cash straight-line rent	669	2,674
Pro forma FFO adjustments, net [1]	48,057	66,399
Apartment community disposition [2]	(320)	—
Other adjustments, net [3]	13,516	(87)
Adjusted EBITDAre	$104,934	$436,181
Annualized Adjusted EBITDAre	$419,736
[1]	Pro forma adjustments, net, includes pro forma adjustments to Nareit FFO per Supplemental Schedule 1.
[2]	Includes an adjustment to exclude the impact of communities sold by Aimco prior to the separation.
[3]

Includes adjustments: to normalize heightened bad debt expense and short-term incentive compensation to be reflective of full year amounts; to remove one-time amounts related to the separation; to remove general and administrative expenses related to Aimco prior to the separation; and other amounts that we do not believe are reflective of ongoing performance.

ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents our proportionate share of interest expense on non-recourse property debt and interest on the credit facility borrowings and term loan less (i) prepayment penalties, if any, and (ii) the amount of interest income recognized related to our investment in the subordinated tranches in a securitization trust holding primarily AIR property debt.

Adjusted Interest Expense and Preferred Dividends for the quarter and trailing twelve months ended December 31, 2020, as used in the leverage ratios on Supplemental Schedule 5(a), are calculated as follows (in thousands, unaudited):

	Quarter Ended	Twelve Months Ended
	December 31, 2020	December 31, 2020
Interest expense per consolidated statement of operations	$34,704	$160,359
Adjustments:
Adjustments related to interest of consolidated and unconsolidated partnerships	(3,928)	(5,340)
Debt prepayment penalties	(396)	(13,324)
Interest income on securitization investment and notes receivable from Aimco	(3,542)	(10,194)
Adjusted Interest Expense	$26,838	$131,501
Preferred Dividends	1,604	7,019
Adjusted Interest Expense and Preferred Dividends	$28,442	$138,520
Annualized Adjusted Interest Expense	$107,352
Annualized Adjusted Interest Expense and Preferred Dividends	$113,768

FIXED CHARGE COVERAGE RATIO: As defined by our credit agreement, the ratio of (a) EBITDA to (b) fixed charges, which represent the sum of (i) our proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization, (iii) Preferred Dividends, and (iv) costs incurred as part of the separation, for the four fiscal quarters preceding the date of calculation. The calculation of certain of these measures as defined by our Credit Agreement may differ from those used in the calculations of our Leverage Ratios.

PREFERRED DIVIDENDS: Preferred Dividends include dividends paid with respect to AIR’s Preferred Stock and the AIR OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.

PREFERRED EQUITY: Preferred equity represents the redemption amounts for AIR’s Preferred Stock and the AIR OP’s Preferred Partnership Units and may be found in AIR’s consolidated balance sheets and on Supplemental Schedule 5(b).

OTHER LEVERAGE: Other Leverage includes Preferred OP Units and redeemable noncontrolling interests.

PREFERRED OP UNITS: Preferred OP Units represent the redemption amounts for the AIR OP’s Preferred Partnership Units and may be found in our consolidated balance sheets and on Supplemental Schedule 5(b).

PROPORTIONATE DEBT TO ADJUSTED EBITDAre RATIO: The ratio of (a) our share of net leverage as calculated on Supplemental Schedule 5(a), excluding Preferred Equity, to (b) Adjusted EBITDAre.

NET LEVERAGE TO ADJUSTED EBITDAre RATIO: The ratio of (a) our share of net leverage as calculated on Supplemental Schedule 5(a), to (b) Adjusted EBITDAre.

NAREIT FUNDS FROM OPERATIONS (Nareit FFO): Nareit FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (Nareit) defines as net income computed in accordance with GAAP, excluding: depreciation and amortization related to real estate; gains and losses from sales or impairment of depreciable assets and land used in the primary business of the REIT; and income taxes directly associated with a gain or loss on sale of real estate; and including our share of Nareit FFO of unconsolidated partnerships and joint ventures. We compute Nareit FFO for all periods presented in accordance with the guidance set forth by Nareit.

In addition to Nareit FFO, we use PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) to measure short-term performance. Pro forma FFO represents Nareit FFO as defined above, excluding certain amounts that are unique or occur infrequently. Our pro forma adjustments are defined in further detail in the footnotes to Supplemental Schedule 1.

Nareit FFO and Pro forma FFO are non-GAAP measures that we believe are helpful to investors in understanding our short-term performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. Nareit FFO and Pro forma FFO should not be considered alternatives to net income (loss) as determined in accordance with GAAP, as indicators of performance. There can be no assurance that our method of computing Nareit FFO and Pro forma FFO is comparable with that of other real estate investment trusts.

NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on our share of the proportionate property NOI for the trailing twelve months prior to sale, less a 3% management fee, divided by gross proceeds.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, allocated to contribution from real estate operations on Supplemental Schedule 2 generally includes ground lease rent expense, franchise taxes, expenses specifically related to our administration of our real estate partnerships (for example, services such as audit, tax, and legal), interest income other than amounts related to our securitization trust, including our notes receivable from Aimco, and other amounts not included in property NOI for purposes of evaluating segment performance. Other expenses, net, not allocated to contribution from real estate operations generally consists of risk management activities related to certain other corporate expenses.

PROPERTY NET OPERATING INCOME (NOI) and PROPORTIONATE PROPERTY NOI: NOI is defined as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to our consolidated GAAP amounts are provided below.

Due to the diversity of our economic ownership interests in our apartment communities in the periods presented, we evaluate the performance of the apartment communities in our segments using Proportionate Property NOI, which represents our share of the NOI for the apartment communities that we consolidate and manage, but excludes apartment communities that we do not consolidate. Proportionate Property NOI is defined as our share of rental and other property revenue less our share of property operating expenses. In our evaluation of community results, we exclude utility cost reimbursement from rental and other property revenues and reflect such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the proportionate revenues before utility reimbursements and GAAP property operating expenses to proportionate expenses, net of utility reimbursements. The table also presents the reconciliation of consolidated Same Store revenue before utility reimbursements and expenses, net of utility reimbursements as presented on Supplemental Schedule 2(a) to the proportionate amounts presented on Supplemental Schedule 6.

Segment NOI Reconciliation
(in thousands) (unaudited)	Three Months Ended		Year Ended
	December 31, 2020		December 31, 2020
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements
Total Real Estate Operations
Total (per consolidated statements of operations)	$173,746	$64,011	$719,556	$249,036
Adjustment: Utilities reimbursement [1]	(6,579)	(6,579)	(26,418)	(26,418)
Adjustment: Sold properties and other amounts not allocated [2]	(872)	(7,111)	(6,139)	(25,195)
Total (per Supplemental Schedule 2)	166,295	50,321	686,999	197,423
Proportionate adjustment [3]	(12,804)	(3,674)	(17,952)	(5,137)
Proportionate property net operating income	$153,491	$46,647	$669,047	$192,286

Total Same Store Operations
Same Store amounts (per Supplemental Schedule 2)	$161,950	$47,815	$673,922	$188,108
Proportionate adjustment [3]	(12,804)	(3,667)	(54,727)	(14,487)
Same Store amounts, adjusted (per Supplemental Schedule 6)	$149,146	$44,148	$619,195	$173,621

Segment NOI Reconciliation
(in thousands) (unaudited)	Three Months Ended		Year Ended
	December 31, 2019		December 31, 2019
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements
Total Real Estate Operations
Total (per consolidated statements of operations)	$191,831	$65,959	$770,602	$261,241
Adjustment: Utilities reimbursement [1]	(6,178)	(6,178)	(24,399)	(24,399)
Adjustment: Sold properties and other amounts not allocated [2]	(7,852)	(13,803)	(40,381)	(43,287)
Total	177,801	45,978	705,822	193,555
Proportionate adjustment [3]	(677)	(178)	(2,836)	(791)
Proportionate property net operating income	$177,124	$45,800	$702,986	$192,764
[1]

Approximately two-thirds of our utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on our consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 2, Supplemental Schedule 3, and Supplemental Schedule 6. We also exclude the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

[2]

Sold properties and other amounts not allocated includes operating results of apartment communities sold during the periods shown or held for sale at the end of the period, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 2 presentation. The write-off of straight-line rent receivables, recognized due to the impact of COVID-19 and the resulting economic impact on our commercial tenants, are included in consolidated rental and property revenues and are not included in our measurement of segment performance for the three and twelve months ended December 31, 2020.

[3]

Proportionate adjustments represent the noncontrolling interests’ share of the rental and other property revenues before utility reimbursements and property operating expenses, net of utility reimbursements. Such adjustment is necessary to reconcile consolidated amounts presented on Supplemental Schedule 2 to the amounts allocated to our operating segments, as well as to reconcile Same Store amounts presented on Supplemental Schedule 2 to proportionate Same Store amounts presented on Supplemental Schedules 6. The California joint venture was formed in the third quarter of 2020. Supplemental Schedule 6 has been presented to show the effects of the closing of the California joint venture as if it had occurred at the beginning of the earliest period presented.

PORTFOLIO QUALITY RATINGS: We measure the quality of apartment communities in our portfolio based on average rents of our apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, we classify as “A” quality apartment communities those earning rents greater than 125% of local market average; as “B” quality apartment communities those earning rents between 90% and 125% of local market average; “C+” quality apartment communities those earning rents greater than $1,100 per month, but lower than 90% of local market average; and “C” quality apartment communities those earning rents less than $1,100 per month and lower than 90% of local market average.

REAL ESTATE CLASSIFICATIONS: Our portfolio of apartment communities is diversified by both price point and geography. Our portfolio is classified into two segments, as follows:

SAME STORE: Same Store apartment communities are apartment communities that (a) are owned and managed by AIR, (b) had reached a stabilized level of operations as of January 1, 2019, and maintained it throughout the current and the comparable prior periods, and (c) are not expected to be sold within 12 months.

OTHER REAL ESTATE: Includes communities that do not meet the criteria to be classified as Same Store.

SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2019 or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to our retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from property net operating income and presented separately on a net basis on Supplemental Schedule 2. Information about property net operating income for sold and held for sale apartment communities may be found on Supplemental Schedule 3.

TURNOVER and RETENTION: Turnover represents the percentage of residents who have moved out in the trailing twelve months. It is calculated by dividing the number of move outs in the trailing twelve months, exclusive of intra-community transfers, by the daily average number of occupied apartment homes during the trailing twelve months. For the twelve months ended December 31, 2020, Turnover was 42.1%, 80 basis points lower than the twelve months ended December 31, 2019. Inclusive of intra-community transfers, Turnover was 47.3% for the trailing twelve months ended December 31, 2020.

Retention represents the inverse of Turnover, as defined above.